EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1/A of our audit report, dated April 3, 2009, relating to the financial statements of BioDrain Medical, Inc. appearing in the Prospectus which are a part of this Registration Statement.  We also consent to the reference to our Firm under captions “Experts” in the Prospectus.

Olsen Thielen & Co., Ltd.

/s/ Olsen Thielen & Co., Ltd.

St. Paul, Minnesota
April 3, 2009